                                                                EXHIBIT 10.1

                               ASSET PURCHASE AGREEMENT

    This Asset Purchase Agreement (this "Agreement") is made and entered into as of the 30th day of August, 1996, by and among 3D SYSTEMS, INC., a California corporation ("Buyer"), KELTOOL, INC., a Minnesota corporation ("Seller"), and WAYNE DUESCHER, an individual ("Duescher"), on the following terms and conditions:

    1.   DEFINITIONS.

         (a) 3M PATENTS. "3M Patents" shall have the meaning set forth in Paragraph 7(s)(ii).

         (b) ADJUSTED BOOK VALUE. "Adjusted Book Value" shall mean the aggregate book value of all Purchased Assets on the Asset list which would, in accordance with generally accepted accounting principles ("GAAP"), be classified as assets on financial statements of the Seller prepared on a basis and recorded in a manner consistent with the June 30, 1996 balance sheet of Seller, decreased by any amounts reflected on the June 30, 1996 balance sheet with respect to goodwill, contracts, trade secrets, patents, trademarks or service marks and other Intangible Property and assets.

         (c) ASSET LIST. "Asset List" shall mean the list setting forth the categories and book values of the Purchased Assets, in form and substance reasonably satisfactory to Buyer, dated as of June 30, 1996.

         (d) ASSUMED LIABILITIES. "Assumed Liabilities" shall mean only those liabilities of Seller assumed by Buyer as identified on SCHEDULE 3(b) hereto.

         (e) CLOSING. "Closing" shall mean the purchase and sale of the Assets on the Closing Date.

         (f) CLOSING ASSET LIST. "Closing Asset List" shall mean the revised list setting forth the categories and book values of the Purchased Assets, consistent in all respects in form and substance with the Asset List, adjusted to reflect changes in the values of the items set forth on the Asset List through the Closing, which shall include a deduction for a fixed monthly depreciation for fixed assets (which shall be in the amount of $1,800 per month for production equipment and $114 per month for office equipment) and adjustments to reflect all inventory and/or equipment acquired or sold between the date of the Asset List through the Closing.

         (g) CLOSING DEDUCTION LIST. "Closing Deduction List" shall mean the revised list setting forth the categories and book values of the Deduction Items, consistent in all respects in form and substance with the Deduction List, adjusted to reflect changes in the values of the items set forth on the Deduction List through the Closing.

         (h)  CLOSING DATE.  "Closing Date" shall mean September 9, 1996.

         (i) EMPLOYEES. "Employees" shall mean the current employees of Seller.

         (j) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

         (k)  EVALUATOR.  "Evaluator" shall have the meaning set forth in
Section 4(d).

         (l) EXCLUDED ASSETS. "Excluded Assets" shall have the meaning set forth in Section 2.

         (m) FINANCIAL STATEMENTS. "Financial Statements" shall mean and include both the unaudited financial statements reflecting the results of operations and financial positions of Seller at and for the fiscal year ended December 31, 1995, and the unaudited financial statements and for the 6-month period ended June 30, 1996, which financial statements shall include balance sheets and statements of income and expenses.

         (n) HAZARDOUS MATERIAL. "Hazardous Material" shall mean any flammables, asbestos, explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including without limitation of any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances" under any applicable federal, state, or local laws, rules, regulations or orders or which federal, state or local laws, rules, regulations or orders designate as potentially dangerous to public health and/or safety when present in the environment.

         (o) INTELLECTUAL PROPERTY. "Intellectual Property" shall mean any and all information, trademarks (including the name "KELTOOL", but excluding the name "KELTECH"), trade names, service marks, patents, patent rights, licenses (United States or foreign), copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), software, programs, proprietary rights, proprietary processes, technology, trade secrets, inventions, know-how, designs, computer programs, franchises, certificates of public convenience and necessity, and all other intangible assets, properties and rights.

         (p) KELTOOL PROCESS. "Keltool Process" shall mean a tooling process used to make durable composite metal parts, which process was originally developed by 3M, and was licensed by 3M to Seller in 1991 pursuant to the License Agreement.

         (q)  LEASE.  "Lease" shall have the meaning as set forth in Section
10(f).

         (r) LICENSE AGREEMENT. "License Agreement" shall mean, collectively, that certain License Agreement entered into by and between Seller and 3M dated January 25, 1991, that certain Addendum of License Agreement dated February 18, 1992, and that certain Second Addendum of License Agreement dated February 18, 1992.

         (s) NON-COMPETITION AGREEMENT. "Non-Competition Agreement" shall have the meaning set forth in Section 10(f).

         (t) OTHER AGREEMENTS. "Other Agreements" shall mean the Non-Competition Agreement, the Warrant Agreement, and the Lease.

         (u) PREMISES. "Premises" shall mean Seller's facility located at 561 Shoreview Park Road, St. Paul, MN 55126.

         (v) PURCHASED ASSETS. "Purchased Assets" shall have the meaning set forth in Section 2.

         (w) SECOND PAYMENT. "Second Payment" shall mean that portion of the Purchase Price described in Section 3(a)(ii), to be adjusted pursuant to the provisions of Section 4.

         (x) WARRANT AGREEMENT. "Warrant Agreement" shall have the meaning set forth in Section 11(b).

    2. PURCHASE AND SALE OF ASSETS. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, free and clear of any and all liens, claims and encumbrances of any kind, other than those set forth on SCHEDULE 7(c) to this Agreement, all of the business, assets, properties, goodwill and rights of Seller as a going concern of every nature, kind and description, tangible or intangible, wherever located and whether or not carried or reflected on the books and records of Seller (the "Purchased Assets"), including without limitation, as shall exist at the date hereof, the following business assets: equipment; supplies; software (including the furnace profiling program on disk (exclusive of the LOTUS software used to run such program), and excluding any accounting software packages owned and operated by Keltech, but including floppy disks which contain all databases of such accounting software packages); fixtures; inventories; personal property and other goods; accounts receivable; notes; drafts and other documents; leasehold improvements; customer lists; internet addresses and domain names to the extent existing; patents; permits; trademarks, trade names and service marks, including the name "KELTOOL"; inventions, patents, patent applications, contract rights, including rights to license patents, "know-how" and trade secrets Seller has under the License Agreement, and Seller's rights under Non-Disclosure Agreements, and any and all rights under any and all insurance policies ever purchased by Sellers, whether in effect at the Closing or not; goodwill and other general intangibles of whatever kind or nature, including all Intellectual Property. The Purchased Assets shall not include, and Seller shall retain for its own use and benefit, the assets of Seller listed on SCHEDULE 2 attached hereto (the "Excluded Assets"), which Excluded Assets include only cash, and certain personal, non-business related assets owned by Seller and the name "KELTECH".

    3. PURCHASE PRICE. The Purchased Assets shall be purchased by Buyer from Seller for a purchase price consisting of:

         (a)  $1,737,000, payable as follows:

              (i) a fixed amount of $875,000 to Seller on the Closing Date by wire transfer, and

              (ii) an amount equal to $862,000, subject to adjustment as set forth in Section 4 hereof, to Seller on the last to occur of (a) expiration of 30 days after the Closing Date, or (b) resolution of any dispute as to the amount of any adjustment required pursuant to Section 4 below, by wire transfer;

         (b) the assumption of only those current liabilities of Seller set forth on SCHEDULE 3(b) hereto (the "Assumed Liabilities"); and

         (c) Warrants to purchase 50,000 shares of Buyer's Common Stock, pursuant to the Warrant Agreement (collectively, the "Purchase Price").

    The Purchase Price shall be allocated among the Purchased Assets as set forth in SCHEDULE 3(c) to this Agreement, and such allocation shall be used for federal and state tax purposes; provided, however, that Buyer may modify and amend the allocation set forth on SCHEDULE 3(c) prior to the Closing. With respect to the allocation of the purchase price to the noncompetition covenant of Duescher as set forth in the Non-Competition Agreement, in the event such allocation causes Duescher to incur an amount of combined federal and state income taxes higher than he would incur if there were no such allocation of the Purchase Price to the Non-Competition Agreement, Buyer shall reimburse Duescher such premium over Duescher's resulting tax liability as if there had been no such allocation. In addition, in the event Buyer allocates a portion of the Purchase Price to any purchased depreciable equipment which results in the recapture of such depreciation, Seller shall reimburse Duescher such amount as is necessary to make Duescher "tax neutral," i.e., Seller shall reimburse Duescher the incremental increase in combined federal and state tax liabilities due to such recapture (at ordinary income tax rates) over the combined federal and state income tax liabilities Duescher would incur if an allocation causing such recapture were not made (at capital gains tax rates).

    4.   ADJUSTMENT TO PURCHASE PRICE.

         (a) ADJUSTMENT BASED ON ADJUSTED BOOK VALUE OF PURCHASED ASSETS.
The Second Payment shall be adjusted based upon the Adjusted Book Value of the Purchased Assets listed on the Asset List as of the Closing Date, as follows: (i) if the Adjusted Book Value of the Purchased Assets as of the Closing Date is less than $243,000, then the Second Payment shall be decreased by the amount by which the Adjusted Book Value is less than $243,000, and (ii) if the Adjusted Book Value of the Purchased Assets as of such date is greater than $243,000, the Second Payment shall be increased by the amount by which the Adjusted Book Value of the Purchased Assets as of the Closing Date exceeds $243,000.

         (b) PROCEDURES FOR ADJUSTMENTS TO THE SECOND PAYMENT. The Purchase Price shall be adjusted as follows (the "Adjusted Purchase Price"): Attached hereto as SCHEDULE 4(b) is the Asset List. Not later than five (5) days following the Closing Date, Seller shall deliver to Buyer (i) the Closing Asset List, and (ii) the Closing Deduction List. The parties hereto hereby covenant and agree that no adjustment shall be made to the Purchase Price in respect of the Closing Asset List unless (i) the value of the assets as set forth on the Asset List is greater than the value of the assets set forth on the Closing Asset List by an amount of $5,000 or more, or (ii) the value of the assets as set forth on the Asset List is less than the value of the assets set forth on the Closing Asset List by an amount of $5,000 or more, in which case the Purchase Price shall be reduced or increased, as the case may be, on a dollar-for-dollar basis in an amount equal to the entire difference.
 Each of the Asset List, the Closing Asset List and the Closing Deduction List shall be prepared by Seller from Seller's books and records, consistent with Seller's past accounting practices consistently applied, and, so prepared, shall be presumptively valid unless Buyer shall give written notice to Seller of any disagreement or disagreements with the Closing Asset List or the Closing Deduction List within ten (10) days following its receipt of the Closing Asset List and Closing Deduction List, specifying in reasonable detail the nature and extent of such disagreement.

         (c) MANNER OF AJUSTMENTS. The Second Payment shall be reduced to reflect customer deposits made to Seller for orders which have not been delivered by the Seller prior to the Closing. In addition, it is acknowledged and agreed that (1) with respect to production and office equipment, the value of such assets in the Closing Asset List shall be determined by adding to the value of such assets on the Asset List the cost of any acquisitions between June 30, 1996 and the Closing Date and subtracting from the value of the Assets on the Asset List depreciation at a monthly rate of $1,800 and $114 for production and office equipment, respectively, and (2) with respect to inventory, the value of such asset on the Closing Asset List shall be determined by adding acquisitions to inventory and subtracting cost of sales from the value of the inventory on the Asset List, and (3) with respect to accounts receivable and prepaid expenses, the value on the Closing Asset List shall be the value of such assets on the Closing Date.

         (d) DISAGREEMENT OVER ADJUSTED PURCHASE PRICE. If Seller and Buyer are unable to resolve any disagreement with respect to the Closing Asset List which would result in an adjustment to the Purchase Price or with respect to the Closing Deduction List within five (5) days following receipt by Seller of the notice referred to in Section 4(b) above, the disagreement shall be submitted for resolution to Coopers & Lybrand LLP (the "Evaluator"); provided, however, that all undisputed amounts will be paid within two (2) business days after that portion of the adjustment to the Second Payment is determined hereunder. The Evaluator shall act as an arbitrator to determine and resolve such disputes, based solely on presentations by Buyer and Seller and not by independent review. The Evaluator's resolution shall be made within fifteen (15) business days of the submission of the dispute, shall be in accordance with this Agreement, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. Seller and Buyer shall each pay one half of all fees, costs and expenses of the Evaluator incurred in connection with the resolution of any dispute.

    5. THE CLOSING. The Closing shall take place on the Closing Date and may be effected by means of facsimile transmissions (with same day delivery of executed counterparts among all parties) and wire transfer of the Purchase Price and shall, unless otherwise agreed to by the parties hereto, take place on September 9, 1996. If all conditions to the Closing have not been satisfied or waived on or prior to September 9, 1996, the Closing shall take place on that date which is five business days following the date on which all conditions to the Closing have been satisfied or waived. In the event the Closing does not occur on or prior to October 15, 1996 (the "Drop Dead Date"), the parties' rights and duties with respect to the transaction contemplated in this Agreement and the other Agreements shall cease.

    6.   NO ASSUMPTION OF LIABILITIES.

         (a) LIABILITIES NOT ASSUMED. Buyer shall not and does not assume any liabilities, obligations or commitments of Seller of any kind, known or unknown, contingent or otherwise, of whatsoever kind or nature, other than those Assumed Liabilities specifically identified on SCHEDULE 3(b) hereto, which Schedule shall include only (a) the obligation of Seller under the License Agreement to pay royalties to 3M (as to which Seller is responsible for all obligations incurred by Seller prior to Closing); (b) the obligation to pay 3M the balloon payment in the amount of Eleven Thousand Seven Hundred Seventy-Nine Dollars and Seventy-Nine cents ($11,779.79) on January 25, 1998;
(c) the assumption of up to $1,000 for accrued sick leave and vacation payable to employees of Seller who Buyer may employ following the Closing; and (d) any open purchase and/or sales orders of Seller as set forth on
SCHEDULE 3(b).  Any obligations or commitments of Seller not identified on
SCHEDULE 3(b) shall remain the sole responsibility of Seller and Seller and Duescher will jointly and severally indemnify and hold Buyer, its officers, directors and shareholders, and each of them, harmless from and against any and all such liabilities, expenses or obligations, including, but not limited to, (i) deferred expenses, trade account liabilities and capitalized lease;
(ii) product liability claims; (iii) liabilities in respect of salaries, employee benefit plans, including obligations to employees for bonus and/or severance payments upon the sale of the Purchased Assets; (iv) income, sales, transfer or other taxes, including taxes arising out of the transactions contemplated by this Agreement; (v) any claims related to environmental matters; or (vi) legal expenses or other transaction costs associated with the transactions contemplated by this Agreement. Buyer may offer to hire, on its customary basis, any or all of the Employees (defined herein), but Buyer shall not assume or be bound by any of Seller's employment contracts or other obligations with respect to such Employees. Buyer shall have no obligation whatsoever to hire or otherwise employ any or all of the Employees.

         (b) CLAIMS BROUGHT AGAINST BUYER. From and after the Closing Date, Buyer shall notify Seller promptly of any claim made upon Buyer with respect to any liabilities, obligations or commitments of Seller and Buyer shall have no obligation to make any payment of, settle or offer to settle, or otherwise satisfy such claim.

    7. REPRESENTATIONS AND WARRANTIES OF SELLER AND DUESCHER. As a material inducement to Buyer to enter into this Agreement and the Other Agreements to which it is a party, and to perform its obligations hereunder and thereunder, Seller and Duescher jointly and severally represent, warrant, and covenant to Buyer as follows:

         (a) ORGANIZATION AND STANDING; ARTICLES AND BY-LAWS. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Copies of the Articles of Incorporation (as certified by the Secretary of State of the State of Minnesota) and Bylaws of Seller have been delivered to Buyer and are accurate and complete as of the date of this Agreement.

         (b) AUTHORIZATION OF SELLER AND DUESCHER. Seller has all requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and the Other Agreements to which it is a party and all the transactions contemplated hereunder and thereunder. All proceedings have been taken and all authorizations have been secured which are necessary to authorize the execution, delivery and performance by Seller of this Agreement and each of the Other Agreements to be executed by Seller. Duescher has the legal capacity to enter into this Agreement and each Other Agreement to which Duescher is a party in any capacity. This Agreement has been duly and validly executed and delivered by Seller and by Duescher and constitutes, and the Other Agreements to which Seller or Duescher is a party, when executed and delivered by them will constitute, the valid and binding obligations of Seller and Duescher, as the case may be, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally.

         (c) TITLE TO THE PURCHASED ASSETS. Seller has, and will transfer to Buyer at the Closing, good and marketable title to all of the Purchased Assets, free and clear of all mortgages, pledges, liens (including, without limitation, tax liens), charges, security interests, claims, conditions, restrictions, encumbrances and obligations, of any type, kind or nature whatsoever other than those specifically described on SCHEDULE 7(c) hereto. Seller and Duescher are not parties to, nor are any of the Purchased Assets bound by or subject to, any leases or other agreements or instruments except as may be referred to herein or set forth on SCHEDULE 7(c) to this Agreement.

         (d) FINANCIAL STATEMENTS. Seller has delivered to Buyer the Financial Statements. The Financial Statements are true, complete and accurate in all material respects, present fairly the financial condition of Seller for the periods therein specified, and were prepared in accordance with GAAP consistently applied throughout the periods involved, subject to year-end adjustments which will not be materially adverse, and except that the unaudited financial statements may not contain all footnotes required by GAAP. Except as set forth in the June 30, 1996 balance sheet of Seller included in the Financial Statements or on SCHEDULE 7(d), there are no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which could materially and adversely affect the Purchased Assets or the rights of Seller therein and thereto.

         (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the June 30, 1996 balance sheet, there has not been any change in, or event affecting, the business condition, properties, assets, liabilities, operations or prospects of Seller's business other than changes in the ordinary course of its business, none of which has (either when taken by itself or when taken in conjunction with any other or all such other changes) been materially adverse to Seller's business. Except as set forth in SCHEDULE 7(e), since the date of the June 30, 1996 balance sheet, Seller's business has not suffered any adverse change in, and no events have occurred which, individually or in the aggregate, have had, or may have, any material adverse effect on, the financial condition, results of operations, business or prospects of Seller's business other than as reflected in the June 30, 1996 balance sheet and statements of income and expenses.

         (f) EFFECT OF AGREEMENT. The execution and delivery by each of Seller and Duescher of this Agreement and the agreements referred to herein, the sale by Seller of the Purchased Assets to Buyer, the performance by each of Seller and Duescher of their respective obligations pursuant to the terms of this Agreement and the Other Agreements, and the consummation of the transactions contemplated hereby and under such Other Agreements, do not and will not, with or without the giving of notice or lapse of time, or both:

           (i) violate any judgment, order, writ or decree of any court of administrative body applicable to Seller;

          (ii) accelerate or constitute an event entitling the holder of any indebtedness of Seller or Duescher to accelerate the maturity of such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; or

         (iii) result in the breach of (with the exception of the License Agreement), constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets or other properties of Seller or Duescher under any agreement, commitment, contract (written or oral) or other instrument to which Seller or Duescher is a party, or by which the Purchased Assets or other properties of Seller or Duescher are bound or affected.

         (g) LITIGATION. Except as set forth on SCHEDULE 7(g) to this Agreement, there is no claim, legal action, suit, arbitration, investigation or hearing of which Seller or Duescher has received notice, notice of claim or other legal, administrative or governmental proceedings pending or, to Seller's or Duescher's best knowledge, threatened against Seller or Duescher (or in which Seller is a plaintiff or otherwise a party thereto) relating to the Purchased Assets or the Keltool Process.

         (h) ACCOUNTS RECEIVABLE. The accounts receivable reflected in the 1995 Financial Statements and subsequently arising arose from valid sales and transactions in the ordinary course of business and represent valid obligations due Seller, and have been collected or are collectible in the ordinary course of business consistent with past practice. Within one year from the Closing, at Buyer's request and upon 30 days written demand, Seller agrees to purchase from Buyer all materially delinquent accounts receivable, defined as those accounts for which credit was extended by Seller prior to the Closing and are more than 180 days past due (applying any payment made by a debtor to such debtor's invoices on a first-in first out basis), and for which Buyer has made reasonable collection attempts from the debtor.

         (i) EMPLOYEES. SCHEDULE 7(i) contains a true and complete list of all current employees (the "Employees") of Seller and all written or oral employment contracts and collective bargaining agreements and all other agreements or arrangements providing for employee compensation, to which Seller is a party or by which Seller is bound. Seller is not delinquent in payments to any of its directors or employees or former directors or employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such directors or employees. There are no labor disputes, troubles or controversies of any type or character between Seller and any of its Employees or former employees.

         (j) EMPLOYEE BENEFIT PLANS, ETC. Except as set forth on SCHEDULE 7(j), with respect to Employees or former employees of Seller, Seller does not maintain or contribute to any (i) nonqualified deferred compensation, bonus or retirement plans or arrangements, (ii) qualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA, or (iii) employee welfare benefit plans, (as defined in Section 3(1) ERISA), or material fringe benefit plans or programs (the "Plans"). Seller does not and has not within the last five years contributed to any defined benefit plan (as defined in

Section 3(35) of ERISA) or multiemployer pension plan (as defined in Section 3(37) of ERISA). Seller does not maintain or contribute to any employee welfare benefit plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended.

         (k) CUSTOMERS AND SUPPLIERS. SCHEDULE 7(k) contains a correct and complete list of each of the 20 largest customers of Seller's business who have purchased from the Seller goods and/or services during the twelve months prior to the date hereof and indicates the dollar value of goods and/or services purchased by, and the pricing to, each such customer. SCHEDULE 7(k) also contains a list of each of the 10 top suppliers of the Seller who have supplied goods and/or services to Seller's business and indicates the dollar value and pricing of the goods and/or services supplied by each such supplier during such calendar year. Except as set forth on SCHEDULE 7(k), to Seller's and Duescher's best knowledge, no such customer or supplier, or any other person or entity having material business dealings with the Seller, will or may cease to continue such relationship with the Buyer, or will or may substantially reduce the extent of such relationship, at any time from or after the Closing Date. To the best knowledge of the Seller and Duescher, (a) there is no other existing or contemplated material modification or change in the business relationship of the Seller with, nor (b) any existing condition or state of facts or circumstances, which has materially affected adversely, or will materially adversely affect, the relationship of Seller's business after it is acquired by Buyer with, the Seller's customers or suppliers or which has prevented or will prevent such business from being carried on by the Purchaser after the Closing in essentially the same manner as it is currently carried on.

         (l) ENVIRONMENTAL COMPLIANCE MATTERS. Neither Seller nor Duescher has received any notice of any claim, proceeding or investigation under federal, state or local law relating to air, soil, subsurface and water pollution, soil monitoring and the storage, treatment, disposal, removal, remediation, release, discharge or emission or any Hazardous Material with respect to the Premises or the processes used in Seller's business. To the best knowledge of Seller and Duescher, neither Seller nor any predecessor entity operating or controlling Seller's business, has ever owned, leased or operated or otherwise controlled any real property at which a claim or proceeding is presently pending or threatened, nor is there any condition on any such property which would give rise to any such claim or proceeding under federal, state or local law relating to air, soil, subsurface, water pollution, soil monitoring and the storage, treatment, disposal, removal, remediation, release, discharge or emission of any Hazardous Material. To the best of Seller's knowledge, Seller has operated Seller's business in compliance with all federal, state and local laws relating to air, soil, subsurface and water pollution, soil monitoring and the storage, treatment, disposal, removal, remediation, release, discharge or emission or any Hazardous Material, and to the best knowledge of Seller and Duescher, there has been no release of Hazardous Material from the operation of Seller's business at the Premises or anywhere Seller has operated Seller's business.

         (m) CONTRACTS. The contracts listed in SCHEDULE 7(m) constitute all contracts, purchase orders, agreements, licenses, and other commitments and arrangements in effect as of the Closing Date that either (1) involve expenditure by Seller of more than $500 or (2) require performance by any party to the contract thereto more than six (6) months after the Closing Date. All such contracts are valid, binding, and enforceable in accordance with their terms and are in full force and effect. There are no existing defaults by Seller under any such contracts and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder.

         (n) THIRD-PARTY INTERESTS IN PURCHASED ASSETS. Seller has not granted, transferred, or assigned any right or interest in the Purchased Assets to any person or entity, except pursuant to the contracts identified in SCHEDULE 7(n). There are no contracts, agreements, licenses, and other commitments and arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Keltool Process or the Purchased Assets, including the Intellectual Property, by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization, except pursuant to the contracts identified in SCHEDULE 7(n).

         (o) CONDITION OF SELLER'S PURCHASED ASSETS. The Purchased Assets constitute all of the assets used in and required for the conduct of the business of Seller, except for the Excluded Assets listed on SCHEDULE 2 attached hereto. All machinery and equipment included in the Purchased Assets is being delivered "as is", except as to the eight working furnaces of Seller, which are, and as of the Closing Date shall be, in good operating condition and repair (with the exception of normal wear and tear) free from defects. All inventory included in the Purchased Assets is merchantable and useable in the ordinary course of the operation of Seller's business.

         (p) COMPLIANCE WITH THE LAW AND OTHER INSTRUMENTS. Seller's operation of Seller's business has been and is being conducted in accordance with all applicable laws, ordinances, rules and regulations, judgments and decrees of all federal, state, county, municipal and local authorities applicable to Seller's business. No investigations by any governmental authorities asserting or alleging any violation of or noncompliance with any such laws, ordinances, rules and regulations, judgments and decrees are pending or, to the best knowledge of Seller and Duescher, threatened. To the best knowledge of Seller and Duescher,
SCHEDULE 7(p) sets forth a true and complete list of all federal, state, local or other governmental licenses, permits, orders and approvals of any federal, state or local regulatory body (collectively, the "Permits") necessary to the conduct of Seller's business. Seller has obtained all of such Permits, each of which is in full force and effect. As of the date hereof, and during the 36 month period ending on the date hereof, no violation of any Permit shall have occurred and no proceeding shall be pending or threatened to revoke or limit any such Permit. The Seller is not in breach of or in default under any indebtedness or any mortgage, contract, lease or other agreement or commitment relating to any of the Purchased Assets or to Seller's business.

         (q) CONSENTS OR WAIVERS. Seller has delivered to Buyer any and all consents or waivers of other parties required in order to permit the continuation of the contracts included as part of the Purchased Assets upon the same terms and conditions as are contained in such contracts upon consummation of the transactions contemplated by this Agreement, including, but not limited to, consents by 3M to assignments of the License Agreement.
A list of such consents and waivers is set forth on SCHEDULE 7(o) to this Agreement.

         (r) INSURANCE POLICIES. Seller has kept all property, liability, accident, fire, and any other insurance policies on the Premises, or with respect to Seller's business operations in effect through the Closing Date.

         (s)  INTELLECTUAL PROPERTY.

              (i) TITLE TO INTELLECTUAL PROPERTY. To Seller's and/or Duescher's present knowledge, Seller owns, possesses, or has the right to use, free and clear of all liens, claims and restrictions of any kind or nature, or where necessary, has made timely and proper application for, any and all Intellectual Property, and all governmental approvals, authorizations, consents, licenses and permits necessary for the conduct of the business of Seller as presently conducted where failure to file or apply, as applicable, would be materially adverse to the operation of the business of the Seller as a whole. Immediately following the Closing, with the exception of the 3M Patents, to Seller's and/or Duescher's present knowledge, Buyer shall own, possess, and have the right to use, free and clear of all liens, claims and restrictions of any kind or nature (other than the obligation of Buyer to pay royalties under the License Agreement), or where necessary, make application for, any and all Intellectual Property necessary or required for Buyer to operate the Purchased Assets and use and exploit the Intellectual Property necessary or required for Buyer to operate the Purchased Assets and use and exploit the Intellectual Property and Keltool Process included therein where failure to file or apply, as applicable, would be materially adverse to the operation of the business of the Seller as a whole. With respect to the 3M Patents and modifying the foregoing, immediately following the Closing, Buyer shall, to the present knowledge of Seller and Duescher, own, possess, and have the right to use, free and clear of all liens, claims and restrictions of any kind or nature (other than the obligations of Buyer to pay royaltides un the License Agreement) and subject to 3M's rights pursuant to the License Agreement, have the right to bring actions for infringement of, or where necessary, make application for, such 3M Patents. With respect to each service mark, trademark or trade name used by Seller, Seller owns the goodwill identified by each such mark or name and has the exclusive right to use all such marks and names in commerce. SCHEDULE 7(s)(i) sets forth all registered trademarks and service marks, all reserved trade names, all registered copyrights, and all filed patent applications and issued patents used in the Keltool process or otherwise necessary for the conduct of Seller's business as now conducted. Notwithstanding the foregoing, Seller and Duescher are not making any representations that Seller's technology is patentable.

              (ii) 3M PATENTS. Pursuant to the License Agreement, Seller has validly obtained an exclusive license from 3M to make, use and sell the mold inserts and EDM electrodes on which 3M holds the patents referred to in the License Agreement (the "3M Patents") in the United States, and has validly obtained a nonexclusive license from 3M to make, use and sell the intricately shaped parts. Seller and Duescher know of no other agreements under which any third party may claim superior, joint, or common ownership, including any right to license, to Seller with respect to the 3M Patents.

              (iii) OTHER PATENTS. At the Closing, Seller will separately assign to Buyer any and all patents issued to or held by or for the benefit of Seller or rights under any patent application and will file the appropriate documentation with the United States Patent and Trademark Office to effectuate such assignments.

              (iv) NO TRANSFERS. Except as set forth on SCHEDULE 7(s)(iv) hereto, Seller has not sold, transferred, assigned, licensed or subjected to any Lien, any Intellectual Property, trade secret, know-how, invention, design, process, computer program or technical data, or any interest therein, necessary or useful for the development, manufacture, use, operation, marketing or sale of the Keltool Process or any Asset used in the Keltool Process.

              (v) NO OTHER RIGHTS IN INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 7(s)(v) hereto, no director, officer, employee, agent, shareholder or former shareholder of Seller owns or has any right in or to the Intellectual Property of Seller, or any patents, trademarks, service marks, trade names, copyrights, licenses or rights with respect to the foregoing, or any inventions, developments or discoveries used in or necessary for the conduct of Seller's business as now conducted.

              (vi) NO INFRINGEMENT. Except as set forth on SCHEDULE 7(s)(vi) hereto, neither Seller nor Duescher has received any communication alleging or stating that Seller or any employee has violated or infringed, or by conducting business as proposed, would violate or infringe, any patent, trademark, service mark, trade name, copyright, trade secret, proprietary right, process or other Intellectual Property of any other person. Neither Seller nor Duescher has received any notice that any product designed and/or manufactured and/or marketed or sold or proposed to be manufactured and/or marketed or sold by Seller violates any license or infringes any patent, service mark, trademark, trade name, know-how, proprietary process, formula, assumed name or copyright of another and there is no pending or threatened claim or litigation against Seller contesting the validity or right to use of any of the foregoing, nor has Seller received any notice that any of said copyrights, trademarks, trade names, franchises, certificates of public convenience and necessity, patent, patent rights, licenses, permits, software, programs, proprietary rights or Intellectual Property or the operation or proposed operation of the business of Seller conflicts with the asserted rights of others, nor is there any reason to believe that such conflict will, or may, exist.

              (vii) NO ROYALTIES. Except under the License Agreement, no royalties, honorariums or fees are payable by Seller to other Persons by reason of the ownership or use of said copyrights, trademarks, trade names, franchises, certificates of public convenience and necessity, patents, patent rights, licenses, software, programs, proprietary rights, proprietary processes or Intellectual Property.

              (viii) PERSONNEL AND THIRD PARTY AGREEMENTS. All personnel, including Employees and former employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Keltool Process or who have conceived, developed, invented, discovered, derived, programmed or designed Intellectual Property on behalf of Seller either (1) have been party to a "work-for-hire" arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising. All personnel, including Employees and former employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Keltool Process or Intellectual Property on behalf of Seller, and all third parties who have knowledge of the trade secrets, know-how, and technology with respect to the Keltool Process have executed Non-Disclosure Agreements with Seller with respect to their knowledge, with the exception of Kenneth Dillon. Other than those agreements set forth on
SCHEDULE 7(s)(viii), Seller has not entered into any agreements with respect to protecting the secrecy, confidentiality and value of its Intellectual Property. Insofar as Seller and Duescher know, there has been no material violation of any such agreements by any person or entity.

         (t) DISCLOSURE. No representation or warranty made by Seller or Duescher in this Agreement or in any writing furnished or to be furnished pursuant to or in connection with this Agreement knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. Seller and Duescher have disclosed to Buyer all material information known to them related to the business of Seller, the Premises, its condition, operations and prospects.

    8.   REPRESENTATIONS AND WARRANTIES OF BUYER.

         (a) ORGANIZATION, STANDING AND CORPORATE POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. Buyer has the corporate power to enter into, execute and deliver this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby.

         (b) EXECUTION, DELIVERY AND PERFORMANCE. The execution, delivery and performance of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby have been or will prior to the Closing be duly authorized by the Board of Directors of Buyer, and Buyer has taken all other actions required by law, its Certificate of Incorporation and its Bylaws in order to consummate the transactions contemplated by this Agreement and the Other Agreements. This Agreement and the Other Agreements referred to herein constitute the valid and binding obligations of Buyer and are enforceable in accordance with their respective terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

         (c) NO VIOLATION. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated herein do not and will not violate or result in a default under the charter or bylaws of Buyer or any judgment, order, decree, law, rule or regulation applicable to Buyer, except for violations or defaults which would not prevent the consummation of the transactions contemplated by this Agreement.

         (d) DISCLOSURE. No representation or warranty made by Buyer in this Agreement or in any writing furnished or to be furnished in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

    9.   CONDUCT AND TRANSACTIONS PRIOR TO CLOSING.

         (a)INVESTIGATIONS. Between the date of this Agreement and the Closing Date, Seller shall give to Buyer and its representatives full access to all of Seller's premises, books, records, employees, bankers, independent public accounts and other agents possessing any information relating in any manner to Seller's business or the Purchased Assets, and to furnish Buyer with such financial and operating data and other information with respect to the business and properties of Seller's business as Buyer shall from time to time request; PROVIDED, HOWEVER, that any such investigation shall not affect any of the representations and warranties hereunder; and PROVIDED, FURTHER, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of Seller's business. If this Agreement is terminated without the transactions contemplated hereby having been effected, Buyer and Seller shall each return to the other all documents, working papers and other materials obtained from the other party pursuant to this Agreement, and the confidentiality provisions of Section 13(c) of this Agreement shall continue to apply.

         (b) CONDUCT. Except as permitted or required hereby or as Buyer may otherwise consent in writing, Seller shall conduct its business only in the ordinary and normal course of business in a manner consistent with past practice and shall not enter into any transaction or take any action which would result in any of the representations and warranties of

Seller or Duescher contained in this Agreement or in the Other Agreements not being true and correct at and as of both the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date, and shall use its best efforts to maintain good employee relations. It is understood that Teddy Mueller shall continue to be employed by Keltech Engineering after the Closing, but that she shall be available to perform services for Buyer after the Closing, as needed, on a part-time basis equal to one-half of her working hours, and at Buyer's expense.

    10. CONDITIONS TO OBLIGATIONS OF BUYER. Unless waived, in whole or in part, in writing by Buyer, the obligations of Buyer to effect the transactions contemplated hereby and in the other agreements referred to herein shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES OF SELLER AND DUESCHER TO BE TRUE. The representations and warranties of Seller and Duescher contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date. Seller and Duescher shall have performed all obligations and complied with all covenants required by this Agreement and the Other Agreements to be performed or complied with by it or him on or prior to the Closing Date.

         (b) NO PROCEEDINGS. No action, suit or proceeding before any court or any governmental body or authority pertaining to the transactions contemplated by this Agreement or the Other Agreements or to their consummation shall have been instituted or threatened on or prior to the Closing Date.

         (c) NO ADVERSE CHANGE. Since the date of this Agreement there shall not have been any material adverse change in the properties, prospects, results of operation or condition of the Seller's business.

         (d) CONSENTS. Seller shall have obtained and delivered to Buyer all written consents of the other party to all contracts which by their terms or otherwise require the consent of such party to the transfer thereof by Buyer, including consents from 3M to the assignment to Buyer of the License Agreement.

         (e) DUE DILIGENCE. Buyer shall have completed and approved to its sole satisfaction customary business and legal due diligence with respect to Seller and Seller's business.

         (f) CLOSING TRANSACTIONS. At the Closing, the following documents must be executed and delivered by Seller and/or Duescher to Buyer:

              (i) Duescher shall have executed and delivered to Buyer the Non-Competition Agreement in the form attached hereto as EXHIBIT 1 (the "Non-Competition Agreement"); and

              (ii) Duescher and Seller shall have executed and delivered to Buyer a sublease for the Premises in the form attached hereto as EXHIBIT 2 (the "Lease").

              (iii) Seller shall have received and delivered to Buyer an assignment from Kenneth Dillon to Seller of any rights Kenneth Dillon may currently have or acquire to any of the Intellectual Property or the Keltool Process, in the form attached hereto as EXHIBIT 4 (the "Intellectual Property Assignment").

         (g) 3D BOARD APPROVAL. The Board of Directors of Buyer shall have approved this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby prior to October 15, 1996.

    11. CONDITIONS TO OBLIGATIONS OF SELLER. Unless waived, in whole or in part, in writing by Seller, the obligations of Seller to effect the consummation of the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at the Closing of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES OF BUYER TO BE TRUE. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made at such time. Buyer shall have performed all obligations and complied with all covenants required by this Agreement and the other agreements referred to herein to be performed or complied with by it prior to the Closing Date.

         (b) CLOSING TRANSACTIONS. At the Closing, Buyer shall have executed and delivered to Seller a certified bank check in the amount of $875,000, and Buyer and Duescher shall have entered into a warrant agreement in the form attached hereto as Exhibit 3 (the "Warrant Agreement").

    12.  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of Seller's and Duescher's representations and warranties herein shall survive the consummation of the transactions hereunder and any and all inspections, examinations or audits on behalf of Buyer, and shall be binding upon the parties to this Agreement, their successors and assigns for a period of eighteen months; except, however, that the representations and warranties contained in Paragraph 7(l) ("Environmental Compliance Matters") shall survive the consummation of the transactions hereunder and any and all inspections, examinations or audits on behalf of Buyer, and shall be binding upon the parties to this Agreement, their successors and assigns, until the expiration of each respective statute of limitations applicable to a breach of each such representation and warranty, and the representations and warranties contained in Paragraph 7(g) ("Litigation") and Paragraph 7(s) ("Intellectual Property") shall survive the consummation of the transactions hereunder and any and all inspections, examinations or audits on behalf of Buyer, and shall be binding upon the parties to this Agreement, their successors and assigns, for a period of three years.

         (b) INDEMNIFICATION BY SELLER. Seller and Duescher hereby covenant and agree with Buyer, regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have and regardless of the Closing of the purchase of the Purchased Assets hereunder, each of Seller and Duescher shall jointly and severally indemnify Buyer and its directors, officers, shareholders and affiliates, and each of their successors and assigns (individually, a "Buyer Indemnified Party") and hold them harmless from, against and in respect of any and all actual costs, losses, claims, liabilities, fines, or penalties (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel):

              (i) all liabilities of or claims against the Buyer Indemnified Parties of any nature, whether accrued, absolute, contingent or otherwise, arising out of the business of Seller or the Premises (whether known or unknown to Seller, the Buyer Indemnified Parties or any of them), to the extent arising out of the operation of the business of Seller or the Premises or incurred by Seller on or prior to the Closing Date;

              (ii) any breach of, or any inaccuracy in any of the representations, warranties, covenants or agreements made by Seller in this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement or any certificate, instrument or writing delivered in connection therewith;

              (iii) any attempt (whether or not successful) by any person to cause or require a Buyer Indemnified Party to pay or discharge any debt, obligation, liability or commitment of any of Seller or Duescher;

              (iv) any damages or out of pocket expenses incurred by Buyer from an action by a third party successfully asserting (or alleging, but only where Duescher has actual knowledge of any specific actual or threatened claim), that the Intellectual Property, including without limitation, the Keltool Process infringes a patent, copyright, trademark, service mark or any trade secret or other intangible property right of a third party where such damage is due to the breach of the representations made in Section 7(s) by the Seller or Duescher; or

              (v) any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this Paragraph; provided, HOWEVER, that neither Seller nor Duescher shall be obligated to indemnify a Buyer Indemnified Party and hold it harmless under this Section 12(b) with respect to any settlement of a claim to which Seller has not consented, which consent shall not unreasonably be withheld.

Notwithstanding anything contained in Section 12(b) above to the contrary, a Buyer Indemnified Party shall not be entitled to assert any claim for indemnification contained in Section 12(b) unless and until such time as the claims of all Buyer Indemnified Parties, in the aggregate, pursuant to
Section 12(b) exceed $25,000 (exclusive of all tax savings and insurance proceeds received) and at which time all claims of any one or more Buyer Indemnified Party for indemnification pursuant to Section 12(b) above may be asserted in full. The remedies of Buyer set forth in this Section 12 are the exclusive remedies of Buyer and the Buyer Indemnified Parties under this Agreement, at law or in equity in the event of any breach of, or any inaccuracy in any of the representations, warranties, covenants or agreements made by Seller in this Agreement, any Exhibit or Schedule to this Agreement or any certificate, instrument or writing delivered in connection therewith; except, however, that in the event of an intentional breach, fraud, or reckless misrepresentation, Buyer's remedies against Seller shall not be limited by this provision and Buyer shall have all remedies against Seller available under applicable law. It is expressly understood that any adjustment to the Second Payment pursuant to the provisions of Section 4(b) shall not constitute a claim of a Buyer Indemnified Party for purposes of this provision.

         (c) INDEMNIFICATION BY BUYER. Buyer hereby covenants and agrees with Seller that, regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have and regardless of the consummation of the transactions hereunder, Buyer shall indemnify Seller and Duescher and Seller's directors, officers, shareholders and affiliates (individually, a "Seller Indemnified Party"), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them in connection with:

              (i) all liabilities of or claims against Seller Indemnified Parties of any nature, whether accrued, absolute, contingent or otherwise attributable to any event occurring after the Closing Date (whether known or unknown to Seller, or Buyer), relating to the operation by Buyer of the Purchased Assets from and after the Closing Date, except if (x) such liability results from or arises in connection with the breach of any of the representations, warranties, covenants or agreements made by Seller and/or Duescher in this Agreement, any other agreement referred to herein, any Schedule or Exhibit hereto or any certificate or instrument delivered in connection herewith or therewith, or (y) such liability is included under
Section 12(b) above;

              (ii) any breach of, or any inaccuracy in any of the representations, warranties, covenants or agreements made by Buyer in this Agreement, any other agreement referred to herein, any Exhibit or Schedule hereto or any certificate or instrument delivered in connection herewith or therewith;

              (iii) any attempt (whether or not successful) by any person to cause or require a Seller Indemnified Party to pay or discharge any debt, obligations, liability or commitment included in the Assumed Liabilities; or

              (iv) any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this Paragraph; provided, HOWEVER, that Buyer shall not be obligated to indemnify a Seller Indemnified Party under this Paragraph with respect to any settlement of a claim to which Buyer has not consented, which consent shall not unreasonably be withheld.

         (d) RIGHT TO DEFEND, ETC. If the facts giving rise to any claim for indemnification hereunder shall involve any actual claim or demand by any third person against a Buyer Indemnified Party or a Seller Indemnified Party (who are referred to hereinafter as an "Indemnified Party"), the indemnifying party shall be entitled to notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its own expense with counsel of its own choosing) to defend or prosecute such claim at its own expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying party and the Indemnified Party and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Section 12, for all costs and expenses incurred by it in connection therewith.

    13.  POST-CLOSING COVENANTS.

         (a) CONSULTING SERVICES. Duescher hereby covenants and agrees to perform on a part-time basis for a maximum total of 80 hours, and without additional compensation (other than reimbursement for reasonable expenses incurred on behalf of Buyer and at Buyer's direction), such consulting services as may be requested by Buyer with respect to the transfer of Seller's business, the Purchased Assets, the Intellectual Property and the Keltool Process, for a period of 30 days after the Closing Date, which period shall terminate earlier after 80 hours of consulting services have been provided. After 30 days, Duescher shall continue to perform a reasonable amount of consulting to Buyer with respect to Seller's business, the Purchased Assets, the Intellectual Property and the Keltool Process, by telephone, at reasonable hours and as needed for the operation of the Purchased Assets, for an additional 180 day period. Buyer expressly acknowledges that Duescher will be performing services for Keltech and with respect to other business endeavors.

         (b) FURTHER ASSURANCES; RECORDS; AUDIT. Each of the parties shall cooperate and take such actions, and execute all such further instruments and documents, at or subsequent to the Closing, as either may reasonably request in order to convey title to the Purchased Assets to Buyer, effect the assumption by Buyer of the Assumed Liabilities and to otherwise effectuate the terms and purposes of this Agreement. Each party shall provide the other party or parties with access to all relevant documents and other information pertaining to the Purchased Assets and Seller's business which are needed by such other party or parties for the purposes of preparing tax returns or responding to an audit by any governmental agency, to permit Buyer's auditors (at the expense of Buyer) to prepare audited financial statements of Seller and the Seller's business for the three year period ended June 30, 1996, or for any other reasonable purpose. Such access will be during normal business hours and not subject to time limitations.

         (c) CONFIDENTIALITY OBLIGATIONS. Seller and Duescher hereby covenant and agree that any and all information which has been disclosed to Seller, its employees, consultants, agents and, if applicable, stockholders during the discussions and negotiations leading to the execution of this Agreement, and all information to be disclosed to Seller, its employees, consultants and agents and, if applicable, stockholders, during the period commencing on the date of execution of this Agreement through the Closing or termination of this Agreement, shall constitute confidential information and trade secrets of Buyer, and as such are secret, confidential and unique and constitute the exclusive trade secrets and property of such party. Such information has been made known and available to Seller and its respective employees, consultants and agents strictly in connection with the negotiation and execution of this Agreement and the consummation of the transactions provided for herein. Seller and Duescher hereby acknowledge and agree that any use or disclosure of any such confidential information or trade secrets, other than pursuant to this Agreement, would be wrongful and would cause irreparable injury to Buyer. Accordingly, Seller and Duescher hereby expressly agree, for Seller and on behalf of Seller's stockholders and directors, if any, and its principal officers, managers, employees, agents, consultants and representatives, that they will not at any time prior to the Closing or at any time thereafter, use or disclose, other than in accordance with the terms and provisions of this Agreement, any of such confidential information or trade secrets including without limitation, all confidential information included in the Intellectual Property of Seller. Seller and Duescher acknowledge that, in the event of a violation of the terms and provisions of this SECTION 13(c), the remedies at law would not be adequate; and accordingly, in such event Buyer may proceed to protect and enforce its rights under this SECTION 13(c) by a suit in equity for specific performance hereof, or for an injunction against the violation hereof.

         (d) APPLICATIONS AND ASSIGNMENTS. At the request of Buyer, Duescher shall assist Buyer and shall cause employees of Seller to assist and cooperate with Buyer in applying for and obtaining both domestic and foreign patents, or copyrights, as the case may be, on all Intellectual Property devised, discovered, developed, invented or authored by Duescher or any other employee of Seller prior to the Closing (or in which Duescher or such employees of Seller may otherwise obtain, or have otherwise obtained, any rights, while in the employ of the Seller) which relates to or was developed in connection with the Keltool Process or the business of Seller, that the Buyer deems to be patentable or copyrightable, and Duescher shall execute and shall cause all employees of Seller to execute at any time or times any and all documents and perform all acts reasonably requested by Buyer which Buyer deems to be necessary or desirable in order to obtain such patents or copyrights or otherwise to vest in Buyer full and exclusive title and interest in and to all such Intellectual Property, to protect the same against infringement by others and otherwise to aid the Buyer in connection with any continuations, renewals or reissues of any patents or copyrights, or in the conduct of any proceedings or litigation in regard thereto. Buyer shall pay Duescher and the employees of Seller for their services in connection with the applications made pursuant to this Paragraph on an hourly basis, which hourly rate shall be agreed upon by the parties at that time and shall in all events be reasonable under the circumstances. All filing fees and documentation expenses incurred in procuring any patent or copyright shall be born by the Buyer.

         (e) REFERRAL. Duescher and Seller shall refer all purchase order inquiries concerning the Purchased Assets and the purchased business to Buyer for a period of 12 months following the Closing.

    14.  TAXES.

         (a) PAYMENT OF TAXES, FILING OF RETURNS. Seller shall remain liable for the filing of all tax returns and reports and for the payment of all federal, state and local taxes of Seller relating to the operation of the Premises or to the Purchased Assets for any period ending on or prior to the Closing Date and Seller shall remain so liable for the payment of all of his taxes attributable to or relating to the consummation of the transactions contemplated herein, and shall indemnify and hold Buyer harmless from and against all liability in connection therewith.

         (b) SALES TAXES. It is understood that the consideration payable by Buyer as specified herein does not include any applicable sales, use or other taxes imposed upon the transfer of Purchased Assets under this Agreement and that Seller shall bear the responsibility for any state sales, use or other similar taxes, if any, arising out of the consummation of the transactions herein provided for and shall be liable for the filing of all necessary tax returns and reports with respect to such taxes.

    15. NONCOMPETITION. Seller hereby agrees that Seller shall not for a period of five years from and after the Closing Date, directly or indirectly, and whether as a principal or agent or otherwise, or alone or in association with any individual or any other entity, carry on, be engaged or take part in, consult or advise, or own, share in the earnings of, or invest in the stock, bonds or other securities of (except to the extent such investment does not exceed two percent (2%) of the total outstanding stock, bonds or other securities), any other entity which is engaged in a business which is in any other manner competitive with the business of Buyer, as conducted during the one year period prior to the date hereof (a "Competing Activity"); provided however, that Seller may engage in the business of Keltech Engineering as currently conducted (the "Keltech Business"). It is agreed that the Keltech Business as currently conducted does not involve the manufacture of, sale of, or provision of services to enable or facilitate the manufacture or creation of, any hard tools or molds for hard tools. Seller covenants and agrees to change the name of its corporation with the Secretary of State of the State of Minnesota, which new name shall not include the word "Keltool."

    16.  MISCELLANEOUS.

         (a) FURTHER ASSURANCES. Each of Seller, Duescher and Buyer agree to execute such further documents or instruments and to take such other actions as are necessary to otherwise carry out the transactions contemplated by this Agreement and the Other Agreements.

         (b) NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if sent by telex or by registered or certified mail, return receipt requested, postage and fees prepaid, or otherwise actually delivered to the address of the party to whom the notice is addressed as set forth at the end of this Agreement. Any of the parties to this Agreement may from time to time change its address for receiving notice by giving written notice thereof in the manner set forth above. For any notices or other communications given or made pursuant to this Agreement to Seller, in addition to such notice or communication being sent to the address set forth below, a copy should be sent to:

         Winthrop & Weinstine
         3000 Dain Bosworth Plaza
         60 South Sixth Street
         Minneapolis, MN  55402
         Attn:  Richard A. Hoel, Esq.

         (c) AMENDMENT; WAIVER. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs and personal representatives. No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.

         (d) GOVERNING LAW. This Agreement shall be governed by and construed both as to validity and performance and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof. Jurisdiction and venue over any legal action brought hereunder shall reside exclusively in the County of Los Angeles, State of California. Each of the parties hereto hereby waive their right to a jury trial with respect to any such legal actions.

         (e) ATTORNEYS' FEES. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party of its obligations under this Agreement, the prevailing party shall recover all of such party's costs and reasonable attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

         (f) NO FINDERS. The parties each agree to indemnify and hold harmless the other against any expense incurred by reason of any consulting, brokerage commission or finder's fee alleged to be payable to any person in connection with the transactions contemplated hereby because of any act, omission or statement of indemnifying party or any dealings by the indemnifying party with any consultant, broker or finder.

         (g) EXPENSES. Each of the parties shall pay its own expenses incurred in connection with the preparation of this agreement and the consummation of the transactions contemplated hereby.

         (h) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         (i) SPECIFIC PERFORMANCE. Seller acknowledges that the Purchased Assets are unique and that Buyer will have no adequate remedy at law if Seller shall fail to perform any of its obligations hereunder. In such event, Buyer shall have the right, in addition to any other rights it may have, to specific performance of this Agreement.

         (j) RIGHTS CUMULATIVE. No right granted to the parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

         (k) INTERPRETATION. This Agreement and all of the provisions of this Agreement shall be deemed drafted by all of the parties hereto. This Agreement shall not be interpreted strictly for or against any party, but solely in accordance with the fair meaning of the provisions hereof to effectuate the purpose and intent of this Agreement.

         (l) HEADINGS. The section and subsection headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

         (m) ENTIRE AGREEMENT. This Agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the parties relating to such subject matter except as expressly referred to herein.

    IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

3D SYSTEMS, INC.                       KELTOOL, INC.
c/o A. Sidney Alpert                   c/o Wayne Duescher
26081 Avenue Hall                      561 Shoreview Park Road
Valencia, California  91355            St. Paul, MN 55126

By:                                    By:
    -------------------------               -----------------------
Its:                                   Its:
    -------------------------               -----------------------




------------------------------
WAYNE DUESCHER
c/o Keltool, Inc.
561 Shoreview Park Road
St. Paul, MN  55126

                                       EXHIBITS

EXHIBIT 1          The Non-Competition Agreement

EXHIBIT 2          The Lease

EXHIBIT 3          The Warrant Agreement

EXHIBIT 4          The Intellectual Property Assignment

                                      SCHEDULES

Schedule 2         -    Excluded Assets

Schedule 3(b)      -    Assumed Liaiblities

Schedule 3(c)      -    Allocation of Purchase Price

Schedule 4(b)      -    Asset List

Schedule 7(c)      -    Title Exceptions

Schedule 7(d)      -    Undisclosed Liabilities

Schedule 7(e)      -    Material Adverse Changes

Schedule 7(f)(iii) -    Effect of Agreement

Schedule 7(g)      -    Litigation

Schedule 7(i)      -    List of Employees

Schedule 7(j)      -    Employee benefits

Schedule 7(k)      -    Customers and Supplies

Schedule 7(m)      -    Contracts

Schedule 7(n)      -    Third Party Interests

Schedule 7(p)      -    Compliance with Law

Schedule 7(q)      -    Consents or Waivers

Schedule 7(s)(i)   -    Title to Intellectual Property

Schedule 7(s)(iv)  -    No Transfers

Schedule 7(s)(v)   -    No Other Rights in Intellectual Property

Schedule 7(s)(vi)  -    Infringements

Schedule 7(s)(viii) -    Personnel and Third Party Agreement



                                      29